Exhibit 10.88
AGREEMENT
This Separation Agreement (this “Agreement”), by and between Caesars Entertainment Corporation, a Delaware corporation (the “Company”), and Mark Frissora (the “Executive”), is offered to the Executive as of November 1, 2018 (the “Effective Date”).
RECITALS
A.The Executive is employed by the Company and is a party to an employment agreement with the Company dated February 5, 2015, as subsequently amended on August 4, 2015, July 5, 2016 and March 8, 2017 (the “Employment Agreement”).
B.The Executive serves the Company as its Chief Executive Officer and is a member of the Company’s Board of Directors (the “Board”).
C.The Company wishes to provide the Executive with a separation package, which is conditioned on the Executive’s timely, irrevocable execution of this Agreement and fulfilling all of his obligations in both the Employment Agreement, as applicable, and this Agreement, and including his continued compliance with certain restrictive covenants that survive his employment termination and his cooperation with the Company Group in transitioning of his duties.
D.Effective February 8, 2019, the Executive shall resign from the Board and as Chief Executive Officer of the Company and shall cease to be a member of the Board and an executive officer of the Company.
E.The Executive and the Company anticipate the smooth transition of the Executive’s functions as reasonably directed by the Board.
F.In connection with the foregoing, the Executive and the Company desire to enter into a mutually satisfactory arrangement concerning, among other things, the terms of the Executive’s separation from service with the Company and the terms of the Executive’s post employment cooperation service, and other matters related thereto.
G.This Agreement contains a general release of claims as of the Termination Date, which is required for the Executive to receive any of the payments and benefits set forth herein.
H.Capitalized terms that are used, but not defined, herein shall have the meanings given to them in the Employment Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:
Section 1.Employment Status; Continuing Obligations.
(a)General.
(i)Date of Termination. The Executive hereby acknowledges and agrees that his separation from service from the Company and from any other position he holds as an officer, director, committee member, or other service provider of the Company and its subsidiaries will become effective as of the close of business on February 8, 2019 (the “Termination Date”), and such termination shall be treated as a termination of the Executive’s employment without Cause under Section 7 of the Employment Agreement and all equity incentive awards and for all other purposes; provided, that such separation from service may occur earlier upon the Executive’s death, a termination due to his Disability, a mutual agreement to terminate his employment, the Executive’s voluntary resignation without Good Reason or for Good Reason, or a termination by the Company for Cause (in any case, an “Early Termination”).
(ii)Status with the Company Post-Termination. The Executive shall not represent himself after the Termination Date as being an employee, officer, director, agent, or representative of the Company or any of its subsidiaries for any purpose. The Termination Date shall be the termination date of the Executive’s employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company, except as otherwise provided herein.
(iii)Terms of Continued Employment Following the Effective Date. The terms and conditions of the Employment Agreement shall govern the Executive’s continued employment with the Company from and after the Effective Date (as defined above).
(b)Pre-Termination Date Compensation and Benefits.
(i)Base Salary and Benefits. From the Effective Date and continuing through the Termination Date, the Executive will continue to receive his current Annual Base Salary (at the rate of two million dollars ($2,000,000) per annum), to be eligible to participate in the health insurance and other benefit plans of the Company in which he is currently eligible to participate, and to receive the perquisites and other personal benefits currently provided to him, subject in all cases to the discretion of the Company to amend or terminate any or all of such plans or arrangements at any time and from time to time in accordance with the terms thereof.
(ii)Other Compensation. In addition, the Executive shall be entitled to receive the following compensation, subject to his continued employment with the Company through the earlier of the Termination Date and the applicable payment date:
(A)The Executive shall be entitled to an Annual Bonus for the fiscal year of the Company ending December 31, 2018. Such Annual Bonus will be determined by the Company consistent with past practice based solely on the actual level of achievement of the applicable performance goals for such year and will be payable if and when annual bonuses for such year are paid to other senior executives of the Company.
(B)The Executive will continue vesting in all equity compensation previously granted to him through the Termination Date in accordance with the vesting schedule and other terms and conditions set forth in the award agreement governing such equity compensation.
(c)Restrictive Covenants. The Executive hereby acknowledges and agrees to comply with the covenants set forth in Sections 12, 13 and 14 of the Employment Agreement, which shall continue to apply to him in accordance with their terms and shall survive any termination of employment. Notwithstanding anything to the contrary herein or otherwise, nothing shall prohibit Executive from soliciting and hiring his administrative assistant and security person. Sections 12, 13, and 14 of the Employment Agreement are incorporated herein by reference and made a part hereof.
(d)Post-Employment Cooperation. The Executive hereby acknowledges and agrees to comply with his post-employment covenants to cooperate with the Company and to assist the Company and its affiliates with certain matters relating to the Executive’s employment with the Company as set forth in Section 16 of the Employment Agreement, which covenants are incorporated herein by reference and made a part hereof. In addition, the Executive shall consult with the Board and any designated delegate on any matters requested by the Board for a six month period (the “Consulting Period”) following the Termination Date. During the Consulting Period the Company shall pay executive eighty-three thousand three hundred and thirty three dollars ($83,333) per month, in advance, provided, that, either party may terminate the Consulting Period upon 30 days’ notice. In the event, either party exercises its right to terminate the Consulting Period the monthly payments shall cease as of the last day of the 30 day notice period.

(e)Personal Effects. The Executive will be permitted to remove his personal effects from the Company’s premises. The Executive will further be permitted to retain a copy of his contact lists and personal emails maintained in any physical form or on any Company computer or server, provided, however, that (a) copies will be identified and provided to the Executive in accordance with the Company’s historic process in similar circumstances and (b) the Executive will, subject to the immediately following sentence, not produce such emails without the consent of the Company. Nothing herein shall prevent the Executive from producing any emails or contact lists (a) when required by law, subpoena, or court order, (b) in the course of any legal, arbitral, or regulatory proceeding, (c) to any governmental authority, regulatory agency or self-regulatory organization or (d) in connection with any investigation by the Company. The Executive agrees to retain any emails or contact lists in his possession that may be relevant to any pending or probable litigation, subject to contrary instructions from the Company.
(f)The Company hereby acknowledges and agrees to comply with Sections 6.3, 18 and 20 of the Employment Agreement, which shall continue to apply in accordance with their terms and shall survive any termination of the Executive’s employment. Sections 6.3, 18, and 20 of the Employment Agreement are incorporated herein by reference and made a part hereof.
Section 2.Payments and Benefits Upon Termination of Employment.
(a)Accrued Benefits. Notwithstanding anything herein to the contrary, the Executive shall receive the following accrued benefits, unless otherwise noted below, as soon as reasonably practicable following the Termination Date: (i) any Annual Base Salary earned for periods worked, but unpaid, through the Termination Date, payable on the next regular payroll date of the Company following the Termination Date (or such earlier date if required by applicable law), (ii) reimbursement for all unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the Termination Date and timely submitted for reimbursement in accordance with the Company’s business expense reimbursement policy, and (iii) all benefits accrued and vested up to the Termination Date under all other employee benefit plans of the Company in which the Executive participates (except for any plan that provides for severance, separation pay, or termination benefits) in accordance with the terms of such plans (collectively, the “Accrued Benefits”). The Executive agrees that, pursuant to the Company’s vacation policy, executives do not accrue days or carry a balance of unused vacation time. Accordingly, as of the Termination Date, the Executive shall have no accrued and unused vacation days or other paid time off, and Accrued Benefits shall not include any payment therefor.
(b)Separation Payments and Benefits. In consideration for this Agreement and executing the Release and Waiver of Claims attached hereto as Exhibit A (the “Release”), the Company will pay or provide the Executive the following separation payments and benefits (collectively, the “Severance Benefits”):
(i)Cash Severance. The Executive will receive a cash severance benefit equal to the sum of (x) two (2) times Executive’s Annual Base Salary and (y) Executive’s Target Bonus amount, which cash severance benefit will be paid in substantially equal installments in accordance with the Company’s regular payroll practices during the twenty-four (24) month period commencing on the Termination Date (the “Severance Period”). The gross, pre-tax amount of the cash severance described in this paragraph (i) equals $8,000,000.
(ii)Prorated Bonus Upon Termination. If the Executive terminates on the Termination Date or pursuant to an Early Termination in 2019, the Executive will be entitled to receive a Prorated Bonus for the 2019 fiscal year based on actual full year performance, pro-rated to reflect service through the Termination Date, and paid when bonuses are payable generally to active employees, but no later than March 15 of the year following the year in which such bonus becomes payable.
(iii)Continued Health, Disability and Life Insurance Subsidy. Subject to the Executive’s timely election and continuation of coverage under the Company’s health insurance benefit plans pursuant to the statutory scheme commonly known as “COBRA,” the Executive will receive a monthly cash payment during the Severance Period equal to monthly cost to Executive of COBRA continuation coverage. In addition, during the Severance Period the Executive will receive a monthly payment equal to the cost that the Company would have paid to provide life insurance and disability insurance to Executive if he were an active employee.
(iv)Equity Compensation. Executives unvested equity awards shall be treated as set forth on Exhibit B.
(v)Legal Fees. The Company will reimburse the Executive for the documented legal fees incurred by him in connection with the negotiation, drafting, and execution of this Agreement (including exhibits), which reimbursement shall not exceed seventy-five thousand dollars ($75,000).
(c)Payment Schedule. Any Severance Benefits that would otherwise become due, pursuant to the payment schedule described above, prior to the Release Effective Date (as defined in the Release) shall be held back by the Company and paid or provided to the Executive, without interest, as soon as practicable following, and subject to the occurrence of, the Release Effective Date.
(d)No Further Payments or Benefits. The Executive hereby acknowledges and agrees that the payments provided pursuant to this Agreement are in full discharge of any and all liabilities and obligations of the Company to him, monetarily or with respect to employee benefits or otherwise, including, but not limited to, any and all obligations arising under any written or oral employment agreement, policy, plan, or procedure of the Company or any actual or purported understanding or arrangement between the Executive and the Company (or anyone purporting to act on the Company’s behalf).
(e)Early Termination. If the Executive is terminated earlier than the Termination Date, then such termination of employment shall be governed by the Employment Agreement, and the Executive shall be entitled to the payments and benefits applicable thereunder, and the Executive’s rights with respect to the equity awards then held by him that remain unvested as of the such date shall be governed exclusively by the applicable award agreement and the corresponding Company’s Equity Plan (and not this Agreement). For the avoidance of doubt, upon an Early Termination by the Company without Cause or due to an mutual agreement to terminate Executive’s employment, the Executive shall remain entitled to receive the Severance Benefits. For purposes of this Agreement, “Cause” shall have the meaning set forth in Section 11.1 of the Employment Agreement.
Section 3.Non-Admission.
Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Executive or the Company.
Section 4.No Re-Employment.
The Executive hereby agrees to waive any and all claims to re-employment with the Company. The Executive affirmatively agrees not to seek further employment with the Company.
Section 5.Withholding; Taxes.
The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, and foreign withholding and other taxes and charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
Section 6.Code Section 409A.
The payments and benefits provided under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”), and this Agreement shall be interpreted in accordance with such intent and, accordingly, the parties hereto agree that the payments and benefits set forth herein comply with or are exempt from the requirements of Section 409A of the Code and agree not to take any position, and to cause their respective agents, accountants, affiliates, successors and assigns not to take any position, inconsistent with such interpretation for any reporting purposes whether internal or external. Each payment under this Agreement will be treated as a separate payment for purposes of Section 409A of the Code. Payment of certain benefits under this Agreement is subject to Executive’s execution of the Release within 21 days after the termination of Executive’s employment. Notwithstanding the foregoing, if such 21-day period ends in a calendar year after the calendar year in which Executive’s employment terminates, then, but only to the extent required by Section 409A of the Code to avoid taxes and/or interest thereunder on any payments or benefits, any payments and benefits set forth above that would have been made during the calendar year in which Executive’s employment terminates instead shall be withheld and paid on the first business day in the calendar year after the calendar year in which Executive’s employment terminates, with all remaining payments to be made as if no such delay had occurred. If at the time of Executive’s separation from service, (A) Executive is a specified employee (within the meaning of Section 409A of the Code), and (B) if an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid additional taxes or interest under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or, if earlier, upon Executive’s death).
Section 7.No Mitigation.
Notwithstanding anything contained in the Employment Agreement or otherwise to the contrary, the Executive shall not be required, as a condition to receiving any payments or benefits under this Agreement or otherwise, to seek or obtain any other employment after any termination of his employment or to take any steps to reduce the amount of any payment or benefit described in this Agreement or otherwise. Further, the amount of any payment or benefit provided in this Agreement or otherwise shall not be reduced by any compensation earned by Executive as the result of any employment by another employer.
Section 8.Clawback Policy.
Notwithstanding anything to the contrary, (i) any changes to Section 8.14 of the Company’s 2017 Performance Incentive Plan, the Company’s 2012 Performance Incentive Plan and Ceasars Acquisition Company’s 2014 Performance Incentive Plan (collectively, the “PIPs”) adverse to the Executive after the Termination Date will not apply to the Executive, (ii) any clawback policies entered into or adopted by the Company or any subsidiary after the Termination Date shall not apply to the Executive, (iii) Section 8.14(b) of the PIPs shall not be applicable to the Executive after the Termination Date, and (iv) the Company’s stock ownership guidelines will cease to apply to the Executive on the date the Release becomes non-revocable.
Section 9.Assignment and Successors.
The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. The Executive may not assign his rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors, assigns, personnel, legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. In the event of the Executive’s death following a termination of his employment, all unpaid amounts otherwise due the Executive shall be paid to his estate.
Section 10.Enforcement.
If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.
Section 11.Construction.
This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular, and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; and (e) “herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section, or subsection.
Section 12.Notices.
Any notice, request, claim, demand, document, and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by nationally recognized overnight courier, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):
(a)If to the Company:
Caesars Entertainment Corporation
One Caesars Palace Drive
Las Vegas, Nevada 89109
Attention: General Counsel

and a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Fax: (212) 757-3990
Attention: Andrew L. Gaines

(b)If to the Executive, at his most recent address on the payroll records of the Company.
and a copy to:
Dechert LLP
Three Bryant Park
1095 Avenue of the Americas
New York, New York 10036
Fax: (212) 698-3599
Attention: Stephen W. Skonieczny

Section 13.Entire Agreement.
This Agreement constitutes the entire understanding and agreement between the Executive and the Company regarding the subject matter hereof. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the Executive and the Company relating to the subject matter of this Agreement.
Section 14.Amendments; Waivers.
This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by the Executive and a duly authorized officer of Company (other than the Executive) that expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
Section 15.Governing Law.
This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Nevada, without reference to the principles of conflicts of law of Nevada, and where applicable, the laws of the United States.
Section 16.Dispute Resolution. Sections 26 and 27 of the Employment Agreement, which is incorporated herein by reference and made a part hereof, shall apply to any dispute arising under this Agreement.
Section 17.Counterparts.
The Agreement may be executed by the parties hereto as separate counterparts and such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy or .pdf of such party’s executed counterpart of the Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.
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[Signatures to appear on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.
CAESARS ENTERTAINMENT CORPORATION

/s/ Monica S. Digilio
By: Monica S. Digilio
Its: EVP, Chief Human Resources Officer

EMPLOYEE

/s/ Mark Frissora
MARK FRISSORA

Dated: November 1, 2018

[Signature page to Frissora Transition and Release Agreement]

Exhibit A

RELEASE AND WAIVER OF CLAIMS (“Release”)

Section 1.Release and Waiver of Claims.
(a)Definition. As used in this Release, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.
(b)Release. For and in consideration of the Severance Benefits described in Section 2 above, and other good and valuable consideration, the Executive, for and on behalf of himself and his heirs, administrators, executors, and assigns, effective the date hereof, does fully and forever release, remise, and discharge the Company and its successors and assigns, together with their respective officers, directors, partners, shareholders, employees, agents, subsidiaries, and affiliates (collectively, the “Releasees”), from any and all claims whatsoever up to the date hereof that the Executive had, may have had, or now has against the Releasees, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation, and any claim for money, damages, attorneys’ fees, costs, and injunctive or other relief. This release of claims includes, but is not limited to, all claims arising under Title VII of the Civil Rights Act, the Rehabilitation Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (the “ADEA”), the Civil Rights Act of 1991, the Family Medical Leave Act (“FMLA”), the Equal Pay Act, the Labor Management Relations Act, the Sarbanes Oxley Act, the Health Insurance Portability and Accountability Act, the Occupational Safety and Health Act (“OSHA”), the Employee Retirement Income Security Act, the Fair Labor Standards Act (“FLSA”), the Americans with Disabilities Act (“ADA”), The Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), or any other health and/or safety laws, statutes, or regulations, the Uniformed Services Employment and Reemployment Right Act (“USERRA”),the Employee Retirement Income Security Act of 1974 (“ERISA”), the Immigration Reform and Control Act of 1986, or the Internal Revenue Code of 1986, as amended, the Worker Adjustment and Retraining Notification Act; the Sarbanes-Oxley Act of 2002, including whistleblowing claims; the Nevada Wage and Hour Laws, the Nevada Fair Employment Practices Act, and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statutes, regulations, common law, and other laws in place in Clark County, Nevada.
(c)No Claims. The Executive acknowledges and agrees that as of the date he executes this Release, he has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph, and that except as provided in Section 2(a) and (b) of the Separation Agreement and for vested equity awards (including options), the Company owes him no other wages, commissions, bonuses, vacation pay, or other compensation or payments of any nature.
(d)Preservation of Rights. Notwithstanding the foregoing, nothing in this Release shall be a waiver of (i) the Executive’s rights with respect to payment of amounts under the Separation Agreement or the Employment Agreement, (ii) claims for indemnity or contribution pursuant to his existing rights of indemnification or under directors and officers liability insurance from the Company against third-party claims as set forth in Sections 6.3 and 20 of the Employment Agreement or otherwise, (iii) the Executive’s rights under Section 18 of the Employment Agreement, (iv) the Executive’s rights under the Company’s 2017 Performance Incentive Plan and awards granted thereunder, Ceasars Acquisition Company 2014 Performance Incentive Plan and the awards granted thereunder, and the Company’s 2012 Performance Incentive Plan, as amended, and awards granted thereunder and any vested rights under any qualified or nonqualified retirement or deferred compensation plan, and (v) any claims that cannot be waived by law, including, without limitation, the right to bring an administrative charge with, or to participate in an investigation conducted by, or to participate in a proceeding involving, the Equal Employment Opportunity Commission or other comparable state or local administrative agency.

(e)Acknowledgement of Full and Final Release. The Executive acknowledges and agrees that by virtue of the foregoing, he has waived any relief available to him (including, without limitation, monetary damages, equitable relief, and reinstatement) under any of the claims or causes of action waived in this Release. The Executive agrees, therefore, that he will not accept any award or settlement from any source or proceeding (including, but not limited to, any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Release. The Executive agrees further that this Release may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by the Executive or his descendants, dependents, heirs, executors, administrators, or permitted assigns.
(f)ADEA Release. By executing this Release, the Executive understands that he is explicitly releasing all claims relating to his employment and its termination under the ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
(g)Rights to Indemnification. Notwithstanding anything to the contrary herein, following the Termination Date, the Executive shall continue to enjoy rights of indemnification from the Company against third-party claims consistent with the indemnification protections available from time to time to active officers and directors of the Company as if he continued to be an active officer of the Company, and as set forth in Sections 6.3 and 20 of the Employment Agreement. For the avoidance of doubt and without limiting any other exclusions from such policy, such rights to indemnification shall not protect the Executive against damages or losses incurred by him in connection with any claims arising from his acts of gross negligence, willful misconduct, fraud, or concealment.
Section 2.Opportunity for Review and Acceptance.
The Executive shall have twenty-one (21) days following the Termination Date (the “Review Period”) to review and consider the terms and conditions of this Release, including the general release and waiver of claims set forth herein. To accept the terms of this Release, the Executive must execute and date this Release where indicated below and return the executed copy of this Release to the Company prior to the expiration of the Review Period in accordance with the notice provisions set forth in Section 12 of the Separation Agreement. This Release will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution and delivery to the Company (the “Revocation Period”), during which time the Executive may further review and consider this Release and revoke his acceptance of this Release by notifying the Company in writing. To be effective, such revocation must be received no later than 5:00 p.m., Central Daylight Time, on the last day of the Revocation Period. Provided that this Release is timely executed and the Executive has not timely revoked it, the eighth (8th) day following the date on which this Release is executed and delivered to the Company shall be its effective date (the “Release Effective Date”). In the event of the Executive’s failure to timely execute and deliver this Release or his subsequent revocation of this Agreement during the Revocation Period, the Executive shall not be entitled to any payments or benefits under the Separation Agreement that are conditioned upon the execution of a release of claims.
Section 3.Knowing and Voluntary Waiver.
The Executive expressly acknowledges and agrees that he-
(a)Is able to read the language, and understand the meaning and effect, of this Release;
(b)Has no physical or mental impairment of any kind that has interfered with his ability to read and understand the meaning of this Release or its terms, and that he is not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;
(c)Is agreeing to the terms of the release and waiver of claims contained in this Release because the Company has agreed to provide him with the severance payments and benefits provided by the Separation Agreement, which the Company has agreed to provide because of his agreement to accept it in full settlement of all possible claims that he might have or ever have had that are released hereunder;

(d)Acknowledges that, but for his execution of this Release, he would not be entitled to the severance payments and benefits provided by the Separation Agreement;
(e)Understands that, by entering into this Release, he does not waive rights or claims under ADEA that may arise after the date on which he executes this Release;
(f)Had or could have had the entire Review Period in which to review and consider this Release, and that if he executes this Release prior to the end of the Review Period, he has voluntarily and knowingly waived the remainder of the Review Period;
(g)Has or had the entire Revocation Period in which to revoke his execution of this Release, and that if he does not revoke such execution prior to the Release Effective Date, he has knowingly and voluntarily agreed to this Release’s becoming effective;
(h)Was advised to consult with his attorney regarding the terms and effect of this Release; and
(i)Has signed this Release knowingly and voluntarily.
Section 4.No Suit.
The Executive represents and warrants that he has not previously filed, and to the maximum extent permitted by law agrees that he will not file, a complaint, charge, or lawsuit against any of the Releasees regarding any of the claims released herein. If, notwithstanding this representation and warranty, the Executive has filed or files such a complaint, charge, or lawsuit, the Executive agrees that he shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including, without limitation, the attorneys’ fees of any of the Releasees against whom the Executive has filed such a complaint, charge, or lawsuit.
Section 5.Non-Admission.
Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Executive or the Company.
Section 6.No Re-Employment.
The Executive hereby agrees to waive any and all claims to re-employment with the Company. The Executive affirmatively agrees not to seek further employment with the Company.
Section 7.Governing Law; Dispute Resolution.
Section 15 and Section 16 of the Separation Agreement are incorporated into this Release, mutatis mutandis.
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IN WITNESS WHEREOF, the Executive has executed and delivered this Release as of the date written below.
EXECUTIVE

________________________
Mark Frissora

Dated:___________________

EXHIBIT B

EQUITY SEVERANCE
Executive is entitled to all payments and benefits pursuant to a termination of his employment without Cause under the Employment Agreement and all other applicable outstanding equity incentive awards including, without limitation, the following:
1.Effective on the Termination Date to the extent not already vested, the following time based equity awards shall vest:
(a)RSUs.
(i)50,000 RSUs reflecting the unvested portion of 200,000 RSUs granted on February 5, 2015, settled as soon as practicable following the Termination Date.
(ii)136,364 RSUs reflecting the unvested portion of 409,091 RSUs granted on March 23, 2016, settled as soon as practicable following the Termination Date.
(iii)147,862 RSUs reflecting the unvested portion of the converted pre-merger CAC award, settled as soon as practicable following the Termination Date.
(iv)966,798 RSUs reflecting the unvested portion of the 1,289,063 RSUs granted on October 6, 2017, settled as soon as practicable following the Termination Date.
(v)324,075 RSUs reflecting the unvested portion of the 324,075 RSUs granted on April 2, 2018, settled as soon as practicable following the Termination Date.
(b)Options. 100,000 options with an exercise price of $9.45 reflecting the unvested portion of 400,000 options granted February 5, 2015.
(c)Cash Award.
(i)$330,000 award granted on March 23, 2016, payable as soon as practicable following the Termination Date.
(ii)$4,000,000 award granted on March 10, 2017, payable as soon as practicable following the Termination Date.
2.Effective on the Termination Date the following performance based equity awards will be treated as follows:
(a)RSUs. The 2018, 2019 and 2020 performance tranches of the April 2, 2018 Performance Based RSU grant shall remain outstanding subject to a determination of the achievement of the applicable EBITDA targets for the respective year, with the Executive being considered as remaining employed with the Company throughout the period ending on the vesting date applicable to the 2020 performance period, and shall be settled in accordance with the terms of the award agreement.
(b)Options.
(i)200,000 Stock Price Performance Options with an exercise price of $9.45 (performance condition $15.00) granted on February 5, 2015 shall remain outstanding for the remainder of the option term (until February 5, 2025) subject to achievement of the performance requirement as set forth therein and otherwise pursuant to the terms of such award, provided that the option shall remain exercisable for 2 years after achievement of the performance condition, but not beyond the expiration of the remaining term of the option.
(ii)150,000 EBITDA Performance Options with an exercise price of $9.45 shall remain outstanding subject to satisfaction of the 2018 performance condition as set forth in the award and otherwise pursuant to the terms of such award, provided that the option shall remain exercisable for 2 years after achievement of the performance condition, but not beyond the expiration of the remaining term of the option.
3.All options that vest on, prior to, or following the Termination Date shall remain outstanding and, except as otherwise set forth in 2(b)(i) and (ii) of this Exhibit B, be exercisable for the lesser of 2 years from the Termination Date (or the remaining term of the option).